Exhibit 5.1

LEGAL OPINION AND CONSENT OF COMPANY COUNSEL

McGuireWoods LLP
77 West Wacker Drive, Suite 4100
Chicago, Illinois 60601

June 5, 2007

Board of Directors
MRU Holdings, Inc.
1114 Avenue of the Americas
30th Floor
New York, New York 10036

Ladies and Gentlemen:

We are acting as counsel to MRU Holdings, Inc., a Delaware corporation (the “Company”), in connection with its filing with the Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 1 to the Registration Statement on Form S-8, Registration Statement No. 333-129997 (the “Registration Statement”) relating to the registration of an additional 3,000,000 shares (the “Shares”) to be issued pursuant to the MRU Holdings, Inc. Amended and Restated 2004 Incentive Plan (the “Plan”). This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Certificate of Incorporation and the Bylaws of the Company, both as amended to date, and such other documents as we have considered relevant. We have assumed that (i) all information contained in all documents reviewed by us is correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so and (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

Based upon the foregoing, it is our opinion that the Shares, when issued in accordance with the terms and provisions of the Plan, will be validly issued, fully paid and nonassessable.

The opinion expressed above is limited to matters governed by the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

This opinion letter speaks as of the date hereof. We disclaim any duty to advise you regarding any change subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

Very truly yours,

/s/ McGuireWoods LLP